Exhibit 99(b)

Company Contacts:	George Kolber
Laura Weil
724-776-4857

NEWS RELEASE

AMERICAN EAGLE OUTFITTERS, INC.
Completes Canadian Acquisition

Warrendale, PA December 1, 2000 - In step with its strategic growth plan, American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced the successful completion of the purchase of Thriftys/Bluenotes, Braemar and National Logistics Services from Dylex Limited of Canada. With this acquisition, American Eagle Outfitters will operate 116 Thriftys/Bluenotes stores and will commence the conversion of approximately 47 Braemar locations to American Eagle Outfitters stores.

"This expansion into the Canadian marketplace is an important one for the American Eagle brand, as we continue to appeal to a growing and dynamic customer base. We look forward to further developing the Bluenotes brand in Canada, and have assembled an experienced Canadian management team to guide our entry into this new market. Leading the team, are two seasoned managers who have successfully led major private-label specialty retail chains in Canada. We have appointed Mickey Maklin to President of Thriftys/Bluenotes and Lora Tisi to President of AE Canada," said Jay Schottenstein, Chairman of the Board and Chief Executive Officer of American Eagle Outfitters.

Mr. Maklin has 18 years of retail experience in Canada and served as President of Thriftys since 1993. Mr. Maklin led the repositioning of Thriftys/Bluenotes to become one of the leading casual apparel brands for 16-24 year old men and women in Canada. Currently, Thriftys/Bluenotes operates 116 stores in Canada.

With 17 years of Canadian retail experience, Lora Tisi has been named President of the American Eagle Outfitters Canadian division. Prior to joining AE, Ms. Tisi was President and a Member of the Board of Directors of the Northern Group, a division of Venator. The Northern Group is anchored by its marquis brand, Northern Reflections, a leading private-label casual apparel brand in Canada and the United States.

American Eagle Outfitters, Inc. is a specialty retailer of all-American, casual apparel, accessories, and footwear for men and women between the ages of 16 and 34. The Company designs, markets, and sells its own brand of versatile, relaxed, and timeless classics like American Eagle jeans, cargos, and T-shirts, providing high quality merchandise at affordable prices. The Company currently operates 556 stores in 47 states and the District of Columbia.